EXHIBIT 4(e)



               THE PRUDENTIAL INSURANCE COMPANY OF AMERICA
                      c/o Prudential Capital Group
                           Four Gateway Center
                           100 Mulberry Street
                        Newark, New Jersey 07102









October 3, 1995






Oxford Industries, Inc.
222 Piedmont Avenue, N.E.
Atlanta, Georgia 30308

Attention:  Chief Financial Officer

Gentlemen:

This letter is to amend that certain Note Agreement between Oxford Industries, Inc. (the "Company") and the Prudential Insurance Company of America ("Prudential"), dated May 26, 1988, as amended previously the ("Note Agreement") pursuant to which the Company issued and sold and Prudential purchased the Company's 8.62% promissory note due May 26, 1996, in the original principal amount of $30,000,000.

Pursuant to Paragraph 11C of the Note Agreement, and subject to the written acceptance of the Company as hereinafter provided, Prudential and the Company hereby agree to amend the Note Agreement as follows:

1. Paragraph 6C(2)(a) is hereby amended and restated in its entirety as follows:
   "    (a)  the sum of (1) the aggregate amount of all outstanding Debt
   (including Secured Debt) of the Company and its Subsidiaries determined on a consolidated basis, plus (2) the aggregate amount of all outstanding unsecured Current Debt of the Company permitted by clause (v) of this paragraph 6C(2), to exceed an amount equal to 110% of Consolidated Tangible Net Worth, or "

Except as modified hereby, the terms and conditions of the Note Agreement remain in full force and effect.


If you are in agreement with the foregoing, please sign the enclosed counterparts of this letter and return them to Prudential, whereupon this letter shall become a binding agreement between the Company and Prudential as of June 1, 1995.

Very Truly yours,

THE PRUDENTIAL INSURANCE
COMPANY OF AMERICA



By:/S/ Thomas Cecka
Vice President


The foregoing amendment is agreed to
and accepted this 6 day of October, 1995


OXFORD INDUSTRIES, INC.

By:/S/ James W. Wold
Title:  Treasurer